Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION ANNOUNCES

QUARTERLY CASH DIVIDEND AND PLAN TO PURCHASE UP TO AN

ADDITIONAL $2 BILLION OF COSTCO COMMON STOCK

ISSAQUAH, Wash., July 18, 2006, - Costco Wholesale Corporation (Nasdaq: COST) today announced that its Board of Directors has declared a quarterly cash dividend on Costco Wholesale common stock. The dividend of $.13 per share is payable August 25, 2006, to shareholders of record at the close of business on August 1, 2006.

The Company also announced today that its Board of Directors authorized an additional common stock repurchase program of up to $2 billion. This is in addition to the $2.5 billion amount previously authorized by the Board, of which approximately $1.69 billion has been expended since June 2005, repurchasing approximately 34 million shares.

Costco currently operates 481 warehouses, including 352 in the United States and Puerto Rico, 68 in Canada, 18 in the United Kingdom, five in Korea, four in Taiwan, five in Japan and 29 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional seven new warehouses, including the relocation of one warehouse to a larger and better-located facility, prior to the end of its 53-week 2006 fiscal year, on September 3, 2006.

CONTACTS:	Costco Wholesale Corporation Richard Galanti, 425/313-8203 Bob Nelson, 425/313-8255 Jeff Elliott, 425/313-8264